Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE

RigNet Announces Third Quarter 2014 Earnings Results

•	Record quarterly revenue of $87.8 million for the third quarter, including $22.7 million from the Enterprise Energy business unit acquired from Inmarsat. Organic revenue increased by $8.3 million, or 14.6%, over the same quarter last year

•	Record quarterly Adjusted EBITDA of $20.2 million, an increase of 39.7% over the same quarter last year

•	Record quarterly net income attributable to common stockholders of $5.9 million, or $0.33 per diluted share, an increase of $0.20 per diluted share, or 144.6%, over the same quarter last year

HOUSTON – November 4, 2014 – RigNet, Inc. (NASDAQ: RNET), a leading global technology solutions provider to the oil and gas industry, today reported quarterly results for the quarter ended September 30, 2014.

Revenue was a record $87.8 million for the third quarter, including $22.7 million from the Enterprise Energy business unit acquired from Inmarsat. Organic revenue increased by $8.3 million, or 14.6%, for the three months ended September 30, 2014, as compared to the same period of 2013, primarily due to increased revenue-per-site and increased sites served. Revenue increased by $7.2 million, or 8.9%, for the three months ended September 30, 2014, as compared to the previous quarter due to continued growth in our managed communications business and increased contributions from our Telecoms Systems Integration business segment. Organic revenue increased by $3.7 million, or 6.0%, for the three months ended September 30, 2014, as compared to the previous quarter due to increased revenue-per-site and increased offshore rig sites served.

Quarterly Adjusted EBITDA was a record $20.2 million, or 23.0% of revenue, representing an increase of $5.7 million, or 39.7%, over the same quarter last year and an increase of $1.4 million, or 7.3%, over the previous quarter. The increase resulted from organic growth in our core managed communications business and, to a lesser extent, contributions from our acquisition.

Net income attributable to common stockholders was a record $5.9 million, or $0.33 per diluted share, for the third quarter, an increase of $0.20 per diluted share, or 144.6%, over the same quarter last year, and an increase of $0.02 per diluted share, or 4.0%, over the previous quarter.

Capital expenditures were $10.0 million in the third quarter compared to $9.1 million in the same quarter last year and $11.6 million in the previous quarter.

Mark B. Slaughter, chief executive officer and president, commented, “I was very pleased with our team’s ability to deliver record results in the third quarter, which demonstrates that our long-term business model is levered toward growing bandwidth and solutions needs at the edge that helps our customers drive improvements in productivity, efficiency and safety. Looking forward, we continue to believe the increased digitization of the oilfield supports our strategy of becoming a technology solutions provider across the life of the field.”

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

A conference call for investors will be held at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Wednesday, November 5, 2014, to discuss RigNet’s 2014 third quarter results. The call may be accessed live over the telephone by dialing +1 (877) 845-0777, or, for international callers, +1 (760) 298-5090. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RigNet’s website at www.rig.net in the Investors – Webcasts and Presentations section. A replay of the conference call webcast will also be available on our website for approximately thirty days following the call.

Non-GAAP Financial Measures

This press release contains the following non-GAAP measures: Gross Profit (excluding depreciation and amortization) and Adjusted EBITDA. Gross Profit (excluding depreciation and amortization) and Adjusted EBITDA are financial measures that are not calculated in accordance with generally accepted accounting principles, or GAAP. We refer you to the Company’s most recent 10-K filing for the year ended December 31, 2013, for a more detailed discussion of the uses and limitations of our non-GAAP financial measures.

GAAP defines gross profit as revenue less cost of revenue, and includes in costs of revenue depreciation and amortization expenses related to revenue-generating long-lived and intangible assets. We define Gross Profit (excluding depreciation and amortization) as revenue less cost of revenue (excluding depreciation and amortization). This measure differs from the GAAP definition of gross profit as we do not include the impact of depreciation and amortization expenses related to revenue-generating long-lived and intangible assets which represent non-cash expenses. We use this measure to evaluate operating margins and the effectiveness of cost management.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation and amortization, impairment of goodwill, (gain) loss on retirement of property and equipment, change in fair value of derivatives, stock-based compensation and IPO or merger/acquisition costs and related bonuses. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP.

About RigNet

RigNet (NASDAQ: RNET) is a leading global provider of managed remote communications, telecoms systems integration and collaborative applications dedicated to the oil and gas industry, focusing on offshore and onshore drilling rigs, energy production facilities and energy maritime vessels. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing and real-time data services to over 1,200 remote sites in over 45 countries on six continents, effectively spanning the drilling and production industry. RigNet is based in Houston, Texas. For more information, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 – that is, statements related to the future, not past, events. Forward-looking statements are based on the current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to RigNet’s SEC filings. RigNet undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Investor contact
Marty Jimmerson	Tel: +1 (281) 674-0699
Chief Financial Officer, RigNet, Inc.	investor.relations@rig.net

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2014	2014	2013	2014	2013
	(in thousands)
Unaudited Consolidated Statements of Comprehensive Income Data:
Revenue	$87,819	$80,656	$56,856	$243,518	$161,003

Expenses:
Cost of revenue (excluding depreciation and amortization)	49,217	45,656	31,140	141,394	86,189
Depreciation and amortization	7,530	7,280	5,450	21,607	15,668
Selling and marketing	1,599	1,764	937	4,892	2,753
General and administrative	17,772	16,154	13,036	48,769	36,326

Total expenses	76,118	70,854	50,563	216,662	140,936

Operating income	11,701	9,802	6,293	26,856	20,067
Other income (expense), net	(1,020)	(616)	(1,305)	(1,466)	(1,325)

Income before income taxes	10,681	9,186	4,988	25,390	18,742
Income tax expense	(4,751)	(3,438)	(2,581)	(11,404)	(7,645)

Net income	$5,930	$5,748	$2,407	$13,986	$11,097

Income Per Share—Basic and Diluted
Net income attributable to RigNet, Inc.common stockholders	$5,857	$5,667	$2,347	$13,719	$10,943
Net income per share attributable to RigNet, Inc. common stockholders, basic	$0.34	$0.32	$0.15	$0.79	$0.69
Net income per share attributable to RigNet, Inc. common stockholders, diluted	$0.33	$0.31	$0.13	$0.77	$0.63
Weighted average shares outstanding, basic	17,443	17,490	16,148	17,268	15,958
Weighted average shares outstanding, diluted	17,987	18,108	17,630	17,905	17,404
Unaudited Non-GAAP Data:
Gross Profit (excluding depreciation and amortization)	$38,602	$35,000	$25,716	$102,124	$74,814
Gross Profit (excluding depreciation and amortization) margin	44.0%	43.4%	45.2%	41.9%	46.5%
Adjusted EBITDA	$20,180	$18,806	$14,450	$55,194	$40,973
Adjusted EBITDA margin	23.0%	23.3%	25.4%	22.7%	25.4%

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2014	2014	2013	2014	2013
	(in thousands)
Reconciliation of Gross Profit to Gross Profit (excluding depreciation and amortization):
Gross profit	$31,400	$28,073	$20,564	$81,527	$59,946
Depreciation and amortization related to cost of revenue	7,202	6,927	5,152	20,597	14,868

Gross Profit (excluding depreciation and amortization)	$38,602	$35,000	$25,716	$102,124	$74,814

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2014	2014	2013	2014	2013
	(in thousands)
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$5,930	$5,748	$2,407	$13,986	$11,097
Interest expense	588	565	432	1,634	1,379
Depreciation and amortization	7,530	7,280	5,450	21,607	15,668
(Gain) loss on sales of property, plant and equipment, net of retirements	74	(10)	93	(9)	167
Stock-based compensation	1,307	1,195	696	3,650	2,226
Acquisition costs	—	590	2,791	2,922	2,791
Income tax expense	4,751	3,438	2,581	11,404	7,645

Adjusted EBITDA (non-GAAP measure)	$20,180	$18,806	$14,450	$55,194	$40,973

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	September 30,	December 31,
	2014	2013
	(in thousands)
Unaudited Consolidated Balance Sheet Data:
Cash and cash equivalents	$61,052	$59,822
Restricted cash—current portion	687	509
Restricted cash—long-term	630	1,321
Total assets	303,116	238,803
Current maturities of long-term debt	8,400	8,388
Long-term debt	74,814	51,175

	Nine Months Ended
	September 30,
	2014	2013
	(in thousands)
Unaudited Consolidated Statements of Cash Flows Data:
Cash and cash equivalents, January 1,	$59,822	$59,744
Net cash provided by operating activities	29,415	15,353
Net cash used in investing activities	(53,493)	(21,391)
Net cash provided by (used in) financing activities	26,109	(2,728)
Changes in foreign currency translation	(801)	(1,394)

Cash and cash equivalents, June 30,	$61,052	$49,584

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	3rd Quarter	4th Quarter	1st Quarter	2nd Quarter	3rd Quarter
	2013	2013	2014	2014	2014
Selected Operational Data (4):
Offshore drilling rigs (1)	251	262	266	277	285
Strategic initiatives (2)	265	253	262	298	293
Other sites (3)	580	612	665	657	643

Total	1,096	1,127	1,193	1,232	1,221

(1)	Includes jack up, semi-submersible and drillship rigs
(2)	Includes production facilities, energy support vessels and international land rigs
(3)	Includes U.S. onshore drilling rigs, completion sites, man-camps, remote offices and supply bases
(4)	Excludes sites acquired from Inmarsat’s Enterprise Energy business unit

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2014	2014	2013	2014	2013
	(in thousands)
Eastern Hemisphere:
Revenue	$43,759	$39,842	$33,285	$121,623	$93,085
Cost of revenue	19,091	19,204	15,081	56,988	41,887

Gross Profit (non-GAAP measure)	24,668	20,638	18,204	64,635	51,198

Gross Profit margin	56.4%	51.8%	54.7%	53.1%	55.0%
Depreciation and amortization	3,452	3,353	2,219	9,528	6,284
Selling, general and administrative	3,932	3,783	2,960	10,699	11,097

Operating income	$17,284	$13,502	$13,025	$44,408	$33,817

Adjusted EBITDA (non-GAAP measure)	$20,159	$17,187	$14,817	$54,037	$40,896

Adjusted EBITDA margin	46.1%	43.1%	44.5%	44.4%	43.9%
Western Hemisphere:
Revenue	$30,366	$30,053	$13,884	$81,827	$39,440
Cost of revenue	16,582	16,572	6,734	45,826	18,164

Gross Profit (non-GAAP measure)	13,784	13,481	7,150	36,001	21,276

Gross Profit margin	45.4%	44.9%	51.5%	44.0%	53.9%
Depreciation and amortization	2,857	2,682	1,924	8,302	5,566
Selling, general and administrative	4,084	4,039	2,000	10,412	5,767

Operating income	$6,843	$6,760	$3,226	$17,287	$9,943

Adjusted EBITDA (non-GAAP measure)	$9,222	$9,564	$5,142	$25,366	$15,414

Adjusted EBITDA margin	30.4%	31.8%	37.0%	31.0%	39.1%
Telecoms Systems Integration:
Revenue	$13,694	$10,761	$9,687	$40,068	$28,478
Cost of revenue	11,051	7,466	8,180	31,459	22,214

Gross Profit (non-GAAP measure)	2,643	3,295	1,507	8,609	6,264

Gross Profit margin	19.3%	30.6%	15.6%	21.5%	22.0%
Depreciation and amortization	930	954	1,088	2,939	3,248
Selling, general and administrative	920	843	306	2,416	720

Operating income	$793	$1,498	$113	$3,254	$2,296

Adjusted EBITDA (non-GAAP measure)	$1,737	$2,391	$1,201	$6,139	$5,544

Adjusted EBITDA margin	12.7%	22.2%	12.4%	15.3%	19.5%

NOTE: Consolidated balances include the three segments above along with corporate activities and intercompany eliminations.

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1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net